                                                                    EXHIBIT 99.2

  Where noted, certain information has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

                             CDMA MODEM CARD
                            LICENSE AGREEMENT

This CDMA Modem Card License Agreement (the "Agreement") is entered into on March 9, 2004 by and between QUALCOMM Incorporated, a Delaware corporation, and Techfaith Wireless Communication Technology Limited, a British Virgin Islands corporation, with respect to the following facts:

                                    RECITALS

WHEREAS, QUALCOMM has developed certain proprietary Code Division Multiple Access ("CDMA") technology which may be useful in providing greater capacity and improved quality and reliability compared to other cellular telephone technologies, and QUALCOMM manufactures and sells CDMA components and equipment;

WHEREAS, LICENSEE desires to obtain a license of QUALCOMM's Intellectual Property to manufacture and sell CDMA Modem Cards and QUALCOMM desires to grant such license in exchange for the license fees, royalties and other provisions hereof in accordance with the terms and conditions set forth in this Agreement; and

WHEREAS, QUALCOMM desires to obtain a license of LICENSEE's Intellectual Property to manufacture, use and sell Subscriber Units, CDMA Modem Cards and Components, and LICENSEE desires to grant such license in accordance with the terms and conditions set forth in this Agreement.

                                    AGREEMENT

      NOW THEREFORE, the Parties hereby agree as follows:

1.    HEADINGS AND DEFINITIONS.

      All headings used in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement or any clause. Reference to "third party" or "third parties" shall not mean either Party or their Affiliates. For the purpose of this Agreement, the following definitions apply:

"Affiliates" means, as to a Party, any present or future Parent of the Party and any present or future Subsidiary of the Party and/or its Parent, but only for so long as the Parent remains the Parent of the Party and the Subsidiary remains a Subsidiary of the Party and/or its Parent. The term "Parent" means any corporation or other legal entity that owns or controls, directly or indirectly
(i) more than 50% of the shares or other securities of the Party entitled to vote for

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election of directors (or other managing authority) of the Party or (ii) if such
Party does not have outstanding shares or securities, more than 50% of the equity interest in such Party, but only for so long as such ownership or control exists in (i) or (ii) above. The term "Subsidiary" of a party means any corporation or other legal entity (i) the majority (more than 50%) of whose shares or other securities entitled to vote for election of directors (or other managing authority) is now or hereafter owned or controlled by such party either directly or indirectly or (ii) which does not have outstanding shares or securities but the majority (more than 50%) of the equity interest in which is now or hereafter owned or controlled by such party either directly or indirectly, but only for so long as such ownership or control exists in (i) or
(ii) above.

"Authorized Licensees" shall have the meaning described in Section 6.3 below.

"CDMA Applications" means all communication applications (regardless of the transmission medium) that operate using code division multiple access ("CDMA") technology, whether or not based on IS-95, cdma2000 or W-CDMA, and irrespective of frequency band.

"CDMA ASIC" means QUALCOMM's mobile station modem (MSM) CDMA application specific integrated circuit (including the hardware, firmware and/or associated software that runs on the ASIC), and any revision, generation, modifications or integration to or of the MSM, purchased by LICENSEE from QUALCOMM.

"CDMA Modem Card" means a complete CDMA only and/or Dual Mode CDMA modem card which (i) incorporates all or any part of QUALCOMM's Intellectual Property, (ii) complies with the CAI, and (iii) is for use with a "Communications Device," meaning either a telephone, personal computer, personal digital assistant, facsimile machine, monitoring device, multi-media terminal, data entry terminal, or point of sale terminal. The CDMA Modem Card must contain at a minimum a printed circuit board, multiple individually packaged integrated circuit devices, and all of the circuitry necessary for the Communications Device to perform all of the CDMA reverse link modulation and CDMA forward link demodulation, baseband processing, RF and IF filtering, upconversion, downconversion, RF and IF shielding, and protocol stack messaging; provided that a CDMA Modem Card shall not be capable of initiating and receiving Wireless communications without being attached to the Communications Device.

"Chipset" means a CDMA ASIC and all companion application specific integrated circuits designed and offered for sale by QUALCOMM for use with such CDMA ASIC in a Subscriber Unit (and future evolutions, combinations or versions of any of the foregoing) and which are purchased by LICENSEE from QUALCOMM.

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"Commercially Necessary IPR" means those Intellectual Property Rights which (i)
the Party or its Affiliates has the right to license to the other Party without payment of royalties or any other consideration to any third party, (ii) are not essential to the manufacture, use or sale of a usable Subscriber Unit, CDMA Modem Card and/or Component that complies with the specifications of the CAI and
(iii) provide Subscriber Units, CDMA Modem Cards and/or Components with a competitive advantage (e.g., cost, lead-time or quality advantages) or which add to Subscriber Units, CDMA Modem Cards or Components a feature or other characteristic which may be reasonably required by the market place; but the term Commercially Necessary IPR does not include any trade name, trademark, service mark, or similar symbols, abbreviation, contractions or simulations identifying the Party and its Affiliates (except as set forth in Section 8, if the Party is QUALCQMM).

"Common Air Interface" or "CAI" means only (i) the TIA's IS-95 digital cellular standard and other CDMA standards which specify the same Physical Layer as IS-95 if approved by QUALCOMM and adopted by other international standards bodies throughout the world, (ii) the ITU's cdma2000 digital cellular standards (including only MC-CDMA 1xRTT and MC-CDMA 3xRTT) and other CDMA standards which specify the same Physical Layer as 1xRTT and 3xRTT if approved by QUALCOMM and adopted by other international standards bodies throughout the world, and (iii) QUALCOMM's High Date Rate digital air interface standard (1xEV-DO, standardized as IS-856).

"Complete CDMA Telephone" means a complete CDMA telephone, including but not limited to mobile, transportable and portable telephones, which incorporates all or any part of QUALCOMM's Intellectual Property and can be used, without any additional equipment or components being attached thereto, to initiate and/or receive Wireless telecommunications transmissions in accordance with the CAI

"Components" means application specific integrated circuits (ASICs), electronic devices, integrated circuits, including firmware thereon and accompanying or associated software, and/or families of devices for use in wireless telecommunications equipment.

"Costs" as such term is used in the definition of "Net Selling Price" shall include all actual labor, material and other direct costs, expenses and associated burdens, including overheads and general and administrative expenses, a reasonable amortization of associated research and development expenses, and warranty costs, all as consistently applied in accordance with U.S. generally accepted accounting principles (GAAP).

"Dual Mode CDMA" means, as applied to Subscriber Units or CDMA Modem Cards, having a capability to operate with CDMA technology and existing analog FM cellular technology for backward compatibility with analog FM cellular infrastructure and subscriber units.

"Effective Date" means the date first set forth above.

"Ericsson" means Telefonaktiebolaget LM Ericsson (publ), a Swedish corporation and any of its subsidiaries in which it owns or controls fifty percent (50%) or more of the voting power.

"Future Commercially Necessary IPR" means all claims of any patents (foreign and domestic) which fall within the definition of Commercially Necessary IPR, but which do not fall within the definition of Included Commercially Necessary IPR.

"Have Made" means the right of LICENSEE under Ericsson's Patents to have a third party make a CDMA Modem Card for CDMA Applications for the use and benefit of LICENSEE, provided that:

      (i) LICENSEE owns and supplies the designs, or specifications, or working drawings to such third party;

      (ii) such designs, specifications, and working drawings are in sufficient detail that no substantial additional design by such third party is required;

      (iii) such third party is not allowed to sell such CDMA Modem Card to other third parties; and

      (iv) each such CDMA Modem Card sold by LICENSEE shall bear the trademarks, trade names, or other commercial indicia of LICENSEE, although such CDMA Modem Cards may be co-branded with the trademarks, trade names, or other commercial indicia of the reseller or distributor of such CDMA Modem Cards. The requirements of this subparagraph (iv) shall not apply where a customer requires that the CDMA Modem Card bear only such customer's trademarks, trade names, or other commercial indicia.

"Included Commercially Necessary IPR" means (1) with respect to the Intellectual Property Rights being licensed by QUALCOMM, (a) all claims of any patents (foreign and domestic) which were issued or applied for on or before the Effective Date and which constitute Commercially Necessary IPR and (b) all copyright, trade secret, know-how, technical assistance and other intellectual property rights which constitute Commercially Necessary IPR and which may be furnished by QUALCOMM to LICENSEE pursuant to and during the term of this Agreement and (2) with respect to the Intellectual Property Rights being licensed by LICENSEE, (a) all claims of any patents (foreign and domestic) which are now issued or which are applied for on or before the Effective Date and which constitute Commercially Necessary IPR and (b) all copyright, trade secrets, know-how, technical assistance and other intellectual property rights which constitute Commercially Necessary IPR and which may be furnished by LICENSEE to QUALCOMM pursuant to and during the term of this Agreement.

"Intellectual Property Rights" means patents, copyrights, trade secrets, know-how and other intellectual property rights.

"InterDigital" means InterDigital Communications Corporation, InterDigital Patents Corporation and/or InterDigital Technology Corporation.

"InterDigital's Excluded Patents" means those claims of each of InterDigital's existing and future patents which cover (i) overlay, (ii) interference cancellation, (iii) trellis, PASM and TASM coding/decoding and (iv) wireless telephone debit card systems. As of November 2,1994, existing patents of InterDigital which have claims covering the subject matter of (i), (ii), (iii) and (iv) (and are therefore InterDigital's Excluded Patents) are U.S. Patent Nos. 5,351,249; 4,849,974; 4,849,976; 5,359,182; 5,161,168; 5,333,191;
5,235,670; 5,072,308; 4,974,099; 4,953,197; 5,185,762; 5,228,053; 4,796,260 and
their foreign counterparts.

"InterDigital's Five Patents" means U.S. Patent Nos. 5,228,056; 5,166,951; 5,093,840; 5,119,375; and 5,179,571 and any continuation, continuation-in-part and divisional application based on such patents, and any foreign counterparts of such patents, continuations, continuations-in-part or divisional applications.

"InterDigital Included Patents" means, with the exclusion of InterDigital's Excluded Patents, (i) every patent issued on or before March 7, 1995 (including utility models, but excluding design patents and design registrations) in the world owned or licensable by InterDigital (including but not limited to InterDigital's Five Patents), and (ii) any subsequently issued patent (including utility models, but excluding design patents and design registrations) (whether issued to InterDigital or a third party) in the world owned or licensable by InterDigital which claims or discloses an invention contained in a patent application filed or acquired by InterDigital anytime prior to March 8, 1995 ("Subsequently Issued InterDigital Patents"), and any counterparts (foreign or domestic) to any such Subsequently Issued InterDigital Patents whenever such counterparts are applied for, and (iii) any continuation, continuation-in-part or divisional application based on any patent falling within (i) or (ii) above, whether such continuation, continuation-in-part or divisional application is filed during or after March 8,1995. In the event of an acquisition of InterDigital by a third party, InterDigital Included Patents shall not be construed to cover any patents or patent applications owned by such third party prior to the acquisition of InterDigital.

  Where noted, certain information has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.


"InterDigital's Patents" means (i) with respect to those CDMA Modem Cards Sold by LICENSEE which incorporate CDMA ASICs purchased from QUALCOMM, the InterDigital Included Patents and (ii) with respect to those CDMA Modem Cards Sold by LICENSEE which do not incorporate CDMA ASICs purchased from QUALCOMM, InterDigital's Five Patents.

"IS-95 Related Systems" means IS-95 and any single carrier system with a spreading bandwidth not greater than 1.25 MHz and based on or derived from IS-95.

"Licensed Customer" means a person or entity (the "Other Licensee") that is 1) licensed by QUALCOMM under any or all of QUALCOMM's Intellectual Property to make and sell Subscriber Units and/or any Communications Device that comply with or implement one or more of the air interface standards included in the CAI (each such license agreement between QUALCOMM and a Licensed Customer shall hereinafter be referred to as an "LC license Agreement"), and 2) is authorized under such LC License Agreement to have LICENSEE make CDMA Modem Cards for such Other Licensee.

"LICENSEE" means Techfaith Wireless Communication Technology Limited, a British Virgin Islands corporation.

"LICENSEE's Intellectual Property" means LICENSEE's Technically Necessary IPR and LICENSEE's Included Commercially Necessary IPR.

"Masks" and "Mask Sets" mean the mask sets for Components and/or the computer output data used to generate the mask sets for Components.

"Net Selling Price", with respect to each CDMA Modem Card Sold by LICENSEE, shall mean one of the following, whichever is applicable:

      (a) When Sold by LICENSEE to a Purchaser (a "Purchaser" being a person or entity that does not control LICENSEE, is not controlled by LICENSEE or is not in common control with LICENSEE; and the term "control" for the above purposes shall mean the direct or indirect ownership or control of more than a twenty five percent (25%) interest), the Net Selling Price shall be the Selling Price charged by LICENSEE for CDMA Modem Cards Sold to such Purchaser, however, with respect to CDMA Modem Cards Sold to a Purchaser for use on a CDMA network operated by LICENSEE or a Related Carrier, the Net Selling Price shall be no less than CONFIDENTIAL TREATMENT

      (b) When Sold by LICENSEE to a Related Carrier or to a person or entity that is not a Purchaser (in either case, a "Related Buyer"), the Net Selling Price

  Where noted, certain information has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

shall be the Selling Price charged by the final vendee Related Buyer upon resale by the final vendee Related Buyer of CDMA Modem Cards to a Purchaser but in no event shall the Net Selling Price be less than the greater of (1) either (a) the average Selling Price charged during the same or most recent calendar quarter by LICENSEE for substantial quantities of equivalent CDMA Modem Cards (or if substantial quantities of equivalent CDMA Modem Cards have not been Sold during such calendar quarters, substantial quantities of substantially equivalent CDMA Modem Cards) Sold by LICENSEE to any Purchaser or (b) if substantial quantities of equivalent or substantially equivalent CDMA Modem Cards have not been Sold to a Purchaser by LICENSEE during such calendar quarters, the Selling Price that would be realized by LICENSEE in a Sale of equivalent CDMA Modem Cards to a Purchaser transacting at arm's length, (2) the Selling Price charged by LICENSEE for such CDMA Modem Cards Sold to such Related Buyer, or CONFIDENTIAL TREATMENT

      (c) When retained by LICENSEE for its own use or lease, or when Sold by LICENSEE to a Related Buyer for its own use or lease, the Net Selling Price shall be the greater of (1) either (a) the average Selling Price charged during the same or most recent calendar quarter by LICENSEE for substantial quantities of equivalent CDMA Modem Cards (or if substantial quantities of equivalent CDMA Modem Cards have not been Sold during such calendar quarters, substantial quantities of substantially equivalent CDMA Modem Cards) Sold by LICENSEE to any Purchaser or (b) if substantial quantities of equivalent or substantially equivalent CDMA Modem Cards have not been Sold to a Purchaser by LICENSEE during such calendar quarters, the Selling Price that would be realized by LICENSEE in a Sale of equivalent CDMA Modem Cards to a Purchaser transacting at arm's length, (2) the Selling Price charged by LICENSEE for such CDMA Modem Cards Sold to such Related Buyer, or CONFIDENTIAL TREATMENT

"Non-Qualifying CDMA Modem Card" means a CDMA Modem Card that is not a Qualifying CDMA Modem Card.

"Party" shall individually mean QUALCOMM or LICENSEE and the term "Parties" shall collectively mean QUALCOMM and LICENSEE.

"Philips" shall mean Philips Electronics N.V., a company existing under the laws of the Netherlands.

"Philips' CDMA Technically Necessary Patents" means claims of any patents which Philips (or any of its Affiliates) own or have the right to license that are essential or claimed by Philips or any of its Affiliates to be essential to the manufacture, use or sale of Subscriber Units (i.e., must necessarily be infringed

  Where noted, certain information has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

upon in order to comply with the CAI). Notwithstanding anything to the contrary herein, the term "Philips CDMA Technically Necessary Patents" at a minimum includes U.S. patent numbers: 4,633,509, 4,765,753, and 5,140,638, and their foreign counterparts.

"Physical Layer" shall have the same meaning given to it in the TIA's IS-95 digital cellular standard.

"QUALCOMM" means QUALCOMM Incorporated, a Delaware corporation.

"QUALCOMM's Intellectual Property" means QUALCOMM's Technically Necessary IPR and QUALCOMM's Included Commercially Necessary IPR and InterDigital's Patents; provided that, notwithstanding the foregoing, the term "QUALCOMM's Intellectual Property" shall not include any intellectual property, including but not limited to patents, owned by SnapTrack, Inc.

"Qualifying CDMA Modem Card" means a CDMA Modem Card which contains and incorporates a CDMA ASIC purchased by LICENSEE from QUALCOMM.

"Related Carrier" means a wireless communications system operator that (i) owns or controls, either directly or indirectly, a Significant Interest in LICENSEE,
(ii) a Significant Interest of which is owned or controlled, either directly or indirectly, by LICENSEE, or (iii) a Significant Interest of which is owned or controlled, either directly or indirectly, by a third party that also owns or controls, either directly or indirectly, a Significant Interest in LICENSEE; and for purposes of this definition, the term "Significant Interest" shall mean the direct or indirect ownership or control of more than a twenty percent (20%) interest.

"Selling Price" means the gross selling price and/or value of other consideration charged by the LICENSEE or its final vendee Related Buyer for each CDMA Modem Card in the form in which it is Sold (whether or not assembled and without excluding therefrom any Components or subassemblies thereof which are included with such CDMA Modem Card) CONFIDENTIAL TREATMENT

            If CDMA Modem Cards are Sold in combination with other separate and distinct products or services (the "Other Products"), the Selling Price for such CDMA Modem Cards (the "Combined Products") shall be the average Selling Price which LICENSEE charged to Purchasers for CDMA Modem Cards (of the same or substantially the same quality and quantity) that were Sold without being combined with other products or services in the most recent calendar quarter in which Sales were made. If no such CDMA Modem Cards have been Sold to a Purchaser in the same or any previous calendar quarter to permit the fair determination of an arm's length price, then the Selling Price for such Combined Products shall be the Selling Price charged by LICENSEE for such Combined Products less only those actual direct manufacturing costs (or, if acquired, direct cost of acquisition) of the Other Products that LICENSEE can clearly and convincingly prove were not part of the consideration allocated to the Sale of the CDMA Modem Card being combined with other products or services, but in no case less than the fair market value of the CDMA Modem Card. For the purpose of this definition, "Sold in combination with" shall mean that CDMA Modem Cards and one or more Other Products are sold together (whether or not for a single price) or substantially the same quantity of CDMA Modem Cards and Other Products are sold to the same customer (whether or not such products are sold together or with separate pricing), and provided that such Other Products and the CDMA Modem Cards are not physically integrated into a single product.

"Sold," "Sale," "Sell" means put into use, sold, leased or otherwise transferred and a sale shall be deemed to have occurred upon first use, shipment or invoicing, whichever shall first occur.

"Subscriber Unit" means a complete CDMA and/or Dual Mode CDMA telephone, including but not limited to mobile, transportable and portable telephones, which incorporates all or any part of QUALCOMM's Intellectual Property and can be used, without any additional equipment or components being attached thereto, to initiate and/or receive Wireless telecommunications transmissions in accordance with the CAI.

"Technically Necessary IPR" means all claims of any patents (foreign and domestic), issued on, prior to or after the Effective Date which (i) the Party and/or its Affiliates has the right to license to the other Party without payment of royalties or any other consideration to any third party and (ii) are essential to the manufacture, use or sale of Subscriber Units, CDMA Modem Cards and/or Components which comply with the specifications of the CAI (i.e., must be infringed upon in order to comply with the CAI); but the term Technically Necessary IPR does not include any trade name, trademark, service mark, or similar symbols, abbreviation, contractions or simulations identifying the Party and its Affiliates (except as set forth in Section 8, if the Party is QUALCOMM).

"Unlicensed Customer" means a person or entity that is not a Licensed Customer.

"Up-Front License Fee" means all of the up-front fees to be paid by LICENSEE in accordance with Section 3 of this Agreement.

  Where noted, certain information has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

"Wireless" and "Wireless Applications" means terrestrial-based, land mobile, wireless telecommunications applications which are based upon the CAI, including but not limited to cellular, personal communications services (PCS), wireless local loop and wireless PABX applications. Notwithstanding the foregoing, the terms "Wireless" and/or "Wireless Applications" shall not include (i) satellite applications (defined as any application which utilizes a direct connection between any satellite and the (a) Subscriber Unit, (b) Communications Device attached to a CDMA Modem Card , or (c) CDMA Modem Card attached to a Communications Device), and/or (ii) Cordless Telephone Applications (defined as applications not dependent on use of a switch, including but not limited to a PABX switch, for interface to the public network).

2.    TERM OF AGREEMENT.

      This Agreement shall commence upon the Effective Date and, unless otherwise terminated or canceled as provided herein, shall continue in full force and effect thereafter.

3.    LICENSE FEES TO QUALCOMM.

      In partial consideration of the rights granted to LICENSEE under this Agreement, Licensee shall pay to QUALCOMM an up-front fee CONFIDENTIAL TREATMENT

4.    TECHNICAL ASSISTANCE.

      4.1 Technical Meetings and Assistance. Upon LICENSEE's reasonable advance written request, QUALCOMM shall provide reasonable amounts of technical assistance to LICENSEE on an as available basis and at QUALCOMM's then standard rates for providing such technical assistance. In such event, QUALCOMM shall be permitted to invoice LICENSEE for such charges on a biweekly basis. Payment by LICENSEE with respect to such invoices shall be on a "net-30 day" basis after the date of the invoice. QUALCOMM may terminate such additional technical assistance at any time upon written notice to LICENSEE. This Agreement shall not require QUALCOMM to provide any technical assistance relating to the design of Components or any technical assistance not related to Subscriber Units.

      4.2 Limitation on Deliverables. Nothing herein shall require the delivery of any documentation, including but not limited to: (a) any Mask Sets developed by QUALCOMM, (b) any micro-code for embedded processors or (c) any of the detailed algorithms for the Components or the Subscriber Unit or the CDMA Modem Card microprocessor.

      4.3 Representations and Limitations on Furnished Information. QUALCOMM shall use reasonable commercial efforts to verify the accuracy of the information furnished by it hereunder, but QUALCOMM shall not be liable for damages arising out of or resulting from anything made available hereunder or the use thereof nor be liable to LICENSEE for consequential, special or incidental damages under any circumstances. The sole obligation of QUALCOMM with respect to such information shall, subject to the other provisions herein or in other written agreements between the Parties, be to furnish it to LICENSEE. QUALCOMM shall have no responsibility for the ability of LICENSEE to use such information, the quality or performance of the products produced therefrom by LICENSEE, or the claims of third parties arising from the use of such products or information. QUALCOMM does not warrant and shall not be responsible for any design, specification, drawing, blueprint, reproduced tracing, or other data or information furnished by it to LICENSEE, except that it shall furnish such in good faith to the best of QUALCOMM's knowledge and ability.

5.    QUALCOMM LICENSE.

      5.1 Grant of License From QUALCOMM. Subject to the terms and conditions of this Agreement, including but not limited to timely payment of the license fees and royalties set forth herein, QUALCOMM hereby grants to LICENSEE a personal, nontransferable, worldwide and nonexclusive license under QUALCOMM's Intellectual Property solely for Wireless Applications to (a) make (and have made), import and use CDMA Modem Cards (provided such

CDMA Modem Cards have been designed exclusively by or for LICENSEE and which design is owned and used exclusively by LICENSEE), (b) Sell such CDMA Modem Cards, but only to Unlicensed Customers (i.e., this provision does not grant LICENSEE a license or any rights to directly or indirectly sell such CDMA Modem Cards to a Licensed Customer), (c) to make (and have made) Components (provided such Components have been designed exclusively by LICENSEE and which design is owned and used exclusively by LICENSEE) and import, use and Sell such Components but only if such Components are included as part of and within complete CDMA Modem Cards Sold by LICENSEE in accordance with this Section 5.1 (or as replacement parts for such CDMA Modem Cards previously sold by LICENSEE), and
(d) to make and use (but not to sell, lease, transfer or otherwise dispose of, except as expressly provided in Section 5.2.1 below), solely for research and development purposes, Complete CDMA Telephones that incorporate a CDMA Modem Card designed and developed by LICENSEE. No other, further or different license is hereby granted or implied. Notwithstanding anything in the foregoing, LICENSEE's Sale of CDMA Modem Cards shall not convey to LICENSEE's customers any right or license (express or implied) to any of QUALCOMM's Intellectual Property that is not incorporated or implemented entirely within LICENSEE's CDMA Modem Cards, including with respect to any claim in any QUALCOMM patent covering the use of LICENSEE's CDMA Modem Cards in combination with any other product or apparatus.

            5.1.1 Sales to Licensed Customers. Although LICENSEE is not licensed by QUALCOMM hereunder to Sell CDMA Modem Cards to Licensed Customers, nothing in this Agreement shall be construed to prohibit LICENSEE from making or Selling CDMA Modem Cards to a Licensed Customer solely in accordance with the "have made" rights of such Licensed Customer as set forth in such Licensed Customer's LC License Agreement and no royalty shall be payable by LICENSEE hereunder for such Sales. Notwithstanding anything in the foregoing, nothing herein is intended to (a) modify or amend the terms and conditions of any LC License Agreement, including but not limited to the scope of such Licensed Customer's "have made" rights or the royalties payable thereunder or (b) imply that such Licensed Customer may deduct the price or cost of any CDMA Modem Card acquired by such Licensed Customer from the price upon which such Licensed Customer is obligated to compute and pay royalties to QUALCOMM under its LC License Agreement for a Subscriber Unit that incorporates such CDMA Modem Card. LICENSEE hereby represents and warrants that LICENSEE will not engage in any transaction(s) that facilitate the Sale, whether directly or indirectly, of any CDMA Modem Cards to a Licensed Customer, except as expressly provided for in this Section 5.1.1.

            5.1.2 InterDigital's Patents. The license granted by QUALCOMM under
Section 5.1 with respect to InterDigital's Patents is subject to all other limitations set forth in this Agreement that are applicable to all of QUALCOMM's Intellectual Property licensed hereunder and is also subject to the following limitations:

                  a. No provision set forth herein shall be construed so as to grant any right or license under InterDigital's Included Patents with respect to time division multiple access (TDMA) technology; provided, however, that such limitations shall not in any way limit any of the rights granted under this Agreement to utilize InterDigital's Patents to implement the CDMA (or non-TDMA) aspects of any CDMA Modem Cards, even if such CDMA Modem Cards include TDMA; provided, however, in such case only the non-TDMA use of such CDMA Modem Card will be licensed under InterDigital's Patents. By way of example, if a CDMA Modem Card can operate in both IS-54 (TDMA) and IS-95 (CDMA) modes, the use of such CDMA Modem Card in the IS-54 TDMA mode would not be licensed.

                  b. With respect to the Non-Qualifying CDMA Modem Cards manufactured and Sold by LICENSEE, the license granted by QUALCOMM under InterDigital's Patents may terminate in accordance with the provisions set forth below:

                        i. After November 2, 1996. If, at any time after November 2, 1996, LICENSEE (or its Affiliate) initiates a CDMA patent infringement lawsuit against InterDigital or its affiliates (or their customers) asserting that any product manufactured and sold by InterDigital for use in non-IS-95 based wireless applications infringes any patents and LICENSEE (or its Affiliate) does not prevail in such lawsuit, then the license under InterDigital's Patents granted by QUALCOMM to LICENSEE under this Agreement, with respect only to Non-Qualifying CDMA Modem Cards, shall immediately terminate.

                        ii. CDMA Modem Cards that Contain QUALCOMM's CDMA ASICs. Notwithstanding whether or not the license under InterDigital's Patents terminates as to Non-Qualifying CDMA Modem Cards, as set forth in paragraph b.
i. above, CDMA Modem Cards manufactured and Sold by LICENSEE which do incorporate CDMA ASICs purchased from QUALCOMM will remain licensed under InterDigital's Patents pursuant to Section 5.1.

                  c. The license under InterDigital's Patents is limited to use in Wireless Applications that spread the CDMA signal over not more than a 10 MHz bandwidth.

  Where noted, certain information has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

      5.2 Royalties. In partial consideration for such license from QUALCOMM, LICENSEE shall pay to QUALCOMM, no later than thirty (30) days after the end of each calendar quarter during the term of the License Agreement, an amount CONFIDENTIAL TREATMENT

                              Sold by LICENSEE to an Unlicensed Customer during
such calendar quarter. Royalties shall be payable on CDMA Modem Cards Sold by LICENSEE to Unlicensed Customers regardless of whether the use or incorporation of QUALCOMM's Intellectual Property arises from the use of one or more Components from whomsoever purchased by LICENSEE. Notwithstanding the foregoing, in no event shall the actual royalty payable for each CDMA Modem Card Sold by LICENSEE to an Unlicensed Customer be an amount that is less than the "Minimum Royalty" described in the following table:

                             CONFIDENTIAL TREATMENT

QUALCOMM will credit to LICENSEE the amount of any overpayment of royalties made hereunder in error provided that such overpayment is identified and fully explained in a written notice from LICENSEE to QUALCOMM delivered no later than six (6) months after the due date of the payment which included such alleged overpayment, provided further that QUALCOMM is able to verify to its own satisfaction the existence and extent of such overpayment. The foregoing procedure shall constitute the sole basis for LICENSEE to claim overpayments under this Agreement and shall not be affected by any statement appearing on any check, royalty report, cover letter, or other document, except to the extent agreed upon by QUALCOMM in a writing signed by an authorized representative of QUALCOMM.

      5.2.1 Prototype Complete CDMA Telephones. LICENSEE may provide a small number of Complete CDMA Telephones that incorporate a LICENSEE CDMA Modem Card to its CDMA Modem Card customers, however, no more than one thousand (1000) of such Complete CDMA Telephones may be provided to any one customer in any one calendar year. In the event that LICENSEE Sells such Complete CDMA Telephones to its customers for consideration other than free of charge, then LICENSEE shall pay to QUALCOMM a royalty on the Net Selling Price of such Complete CDMA Telephones in accordance with the royalty set forth in Section 5.2 hereof. Solely for the purposes of this Section, the definitions of "Selling Price" and "Net

  Where noted, certain information has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.


Selling Price" and Section 5.2 shall be deemed to read as though the term "Complete CDMA Telephone" were substituted for "CDMA Modem Card".


            5.2.2 Royalty Rate Discussions. At LICENSEE's reasonable request, and no more than once annually, QUALCOMM agrees to meet or correspond with LICENSEE to consider and discuss LICENSEE's proposals for new CDMA Modem Card product categories, and the financial implications therefore (including royalty rates and minimum royalty structures); provided that QUALCOMM shall have no obligation to amend or modify this Agreement to incorporate any such proposals or to modify or amend the terms of Section 5.2 of this Agreement.

      5.3 Right To Sublicense Affiliates. LICENSEE shall have the right to grant sublicenses only to Affiliates of LICENSEE with respect to any rights conferred upon LICENSEE under this Agreement; provided, however, that (i) LICENSEE shall not have the right to grant sublicenses to any Affiliate that is not a wholly-owned subsidiary of LICENSEE without first obtaining QUALCOMM's written approval, which approval shall be at QUALCOMM's sole discretion, and
(ii) any such sublicense shall be subject in all respects to the restrictions, exceptions, royalty and other payment obligations, reports, termination provisions, and other provisions contained in this Agreement. LICENSEE shall also pay or cause its Affiliates to pay the same royalties on all CDMA Modem Cards Sold by its Affiliates as if LICENSEE had Sold such CDMA Modem Cards. LICENSEE shall report to QUALCOMM the Net Selling Price for all CDMA Modem Cards Sold by each such Affiliate. LICENSEE, in addition to its Affiliates, shall be responsible and liable to QUALCOMM in the event that any of its Affiliates fails under any such sublicense to honor and comply with all obligations of LICENSEE as though said obligations were made expressly applicable to the Affiliate. Any sublicense by LICENSEE to an Affiliate of LICENSEE shall terminate immediately if such Affiliate ceases to be an Affiliate of LICENSEE. Except as set forth above, LICENSEE shall have no right to sublicense any of QUALCOMM's Intellectual Property or any of the rights conferred upon LICENSEE under this Agreement.

      5.4 Taxes. Any taxes, duties or imposts other than income or profits taxes assessed or imposed upon the sums due hereunder in the United States, shall be borne and discharged by LICENSEE and no part thereof shall be deducted from the amounts payable to QUALCOMM under any clause of this Agreement, said amounts to be net to QUALCOMM, free of any and all deductions. Notwithstanding the foregoing, in the event sums payable under this Agreement (other than the Up-Front License Fees payable under Section 3) become subject to income or profits taxes under the tax laws of any country and applicable treaties between the United States and such country, LICENSEE may, if and to the extent required by law, withhold from each payment the amount of said income or profits taxes due and required to be withheld from each payment. LICENSEE will furnish and make available to QUALCOMM relevant receipts regarding the payment of any country taxes paid over to any country's government on behalf of QUALCOMM. Such tax receipts will clearly indicate the amounts that have been withheld from the gross amounts due to QUALCOMM. Any and all other taxes, levies, charges or fees will be paid by LICENSEE for its own account.

      5.5 Conversion to U.S. Dollars. Royalties shall be paid in U.S. dollars. To the extent that the Net Selling Price for CDMA Modem Cards Sold by LICENSEE outside of the United States is paid to LICENSEE other than in U.S. dollars, LICENSEE shall convert the portion of the royalty payable to QUALCOMM from such Net Selling Price into U.S. dollars at the official rate of exchange of the currency of the country from which the Net Selling Price was paid, as quoted by the U.S. Wall Street Journal (or the Chase Manhattan Bank or another agreed-upon source if not quoted in the Wall Street Journal) for the last business day of the calendar quarter in which such CDMA Modem Cards were Sold. If the transfer of or the conversion into U.S. dollars is not lawful or possible, the payment of such part of the royalties as is necessary shall be made by the deposit thereof, in the currency of the country where the sale was made on which the royalty was based to the credit and account of QUALCOMM or its nominee in any commercial bank or trust company of QUALCOMM's choice located in that country, prompt notice of which shall be given by LICENSEE to QUALCOMM.

      5.6 Philips Covenant Not to Assert. QUALCOMM hereby represents and warrants that Philips, on behalf of itself and its Affiliates, covenants that Philips and its Affiliates will not assert any of the Philips' CDMA Technically Necessary Patents against LICENSEE's (or, if sublicensed in accordance with Section 5.3 of this Agreement, LICENSEE's Affiliates') manufacture, use, sale, or importation of Qualifying CDMA Modem Cards solely for Wireless Applications; provided, however, that Philips and/or its Affiliates may assert the Philips' CDMA Technically Necessary Patents against LICENSEE if LICENSEE asserts any of its patents against Philips or its Affiliates and any of their telephone products or if LICENSEE initiates a declaratory judgment action, reexamination proceedings or opposition proceedings challenging the validity of any of the Philips' CDMA Technically Necessary Patents. Nothing in this Section 5.6 shall prohibit, limit or covenant against Philips' rights to assert any of its patents against LICENSEE or its Affiliates for infringement relating to any time division multiple access (TDMA) equipment or system (including, without limitation, GSM, IS-54, PCS-1800, and PCS-1900).

      5.7   Ericsson Patents.

            5.7.1 Ericsson Patents Sublicensed. The term "Ericsson's Patents" means all of the following patents which are owned or sublicenseable by Ericsson without payment of any royalty or other consideration to a third party: (a) Ericsson's patents which, but for the sublicenses granted under Section 5.7.2 below, would be infringed by the use of QUALCOMM's Chipset for their intended purposes (the "Ericsson Chipset Patents"), and (b) Ericsson's Essential Patents which are, or are claimed by Ericsson to be, essential to IS-95 Rev A or Rev B, whether or not such Essential Patents are infringed by the use of QUALCOMM's Chipset (the "Other Ericsson Patents"). For example, by incorporating QUALCOMM's existing (as of the Effective Date) Chipset into a CDMA Modem Card Sold by LICENSEE, the Ericsson's Patents sublicensed to LICENSEE would include, but not necessarily be limited to all of the following patents that Ericsson asserted against QUALCOMM in litigation: U.S. Patent Nos. 5,088,108 (RE 36,017), 5,209,528 (RE 36,079), 5,148,485, 5,193,140, 5,230,003, 5,239,557, 5,282,250,
5,327,577 (RE 36,078), 5,390,245, 5,430,760, and 5,551,073, and their foreign counterparts, reissuances, divisionals, continuations and continuations in part.

      The term "Essential Patents" means those patents (in any country of the world) as to which it is, or is claimed by the patent owner to be, not possible on technical (but not commercial) grounds, taking into account normal technical practice and the state of the art generally available at the time of adoption or publication of the relevant standard for CDMA Applications, to make, sell, lease, otherwise dispose of, repair, use or operate equipment or methods which comply with such standard without infringing such patent.

            5.7.2 Sublicense Under Ericsson's Patents. The following sublicense is granted subject to the terms and conditions of this Agreement (including but not limited to the payment of royalties hereunder in accordance with Section 5.2) and Section 5.7.3 below: With respect only to those CDMA Modem Cards Sold by LICENSEE and its Affiliates that contain QUALCOMM's Chipset, QUALCOMM hereby grants to LICENSEE a sublicense under all of the Ericsson Chipset Patents solely for CDMA Applications and under all of the Other Ericsson Patents solely for IS-95 Related Systems to make (and Have Made), use, sell, offer for sale, lease or otherwise dispose of, and import CDMA Modem Cards into which QUALCOMM's Chipset is incorporated. Notwithstanding the foregoing, no right or sublicense is being granted for or may be extended under patents that apply to the portion of any product that implements an air interface other than CDMA or analog (e.g., no rights and sublicenses are granted for or may be extended under patents that apply to the GSM part of any product).

            5.7.3 Non-Assertion Against Ericsson. The sublicense granted to LICENSEE under Section 5.7.2 above shall continue only so long as LICENSEE and its Affiliates do not assert, either in litigation or by a direct communication, any Essential Patents for CDMA Applications against Ericsson's CDMA subscriber, infrastructure or test equipment products, or if in the case of such litigation or assertion LICENSEE dismisses such litigation or withdraws such assertion or offers a royalty-free license under such patents within thirty
(30) days after QUALCOMM's receipt of notice from Ericsson of such litigation or communication.

6.    LICENSEE'S LICENSE.

      6.1 Grant of License from LICENSEE. Subject to the terms and conditions of this Agreement, LICENSEE hereby grants to (a) QUALCOMM a personal, nontransferable, worldwide, nonexclusive, fully-paid and royalty free license under LICENSEE's Intellectual Property to make (and have made), import, use and sell, lease or otherwise dispose of Subscriber Units and CDMA Modem Cards, and
(b) QUALCOMM and a Successor (as defined below) a personal, nontransferable, worldwide, nonexclusive, fully-paid and royalty free license under LICENSEE's Intellectual Property to make (and have made), import, use, sell, lease or otherwise dispose of Components. No other, further or different license is hereby granted or implied. For purposes of this Section 6, a "Successor" means any successor (by purchase, divestiture, merger or otherwise) to all or substantially all of QUALCOMM's Components business.

      6.2 Right To Sublicense Affiliates. In addition to Section 6.3, QUALCOMM and the Successor shall have the right to grant sublicenses only to Affiliates of QUALCOMM or the Successor, respectively, with respect to any rights conferred upon QUALCOMM or the Successor under this Agreement; provided, however, that any such sublicense shall be subject in all respects to the restrictions, exceptions, termination provisions, and other provisions contained in this Agreement. QUALCOMM (or the Successor), in addition to its Affiliates, shall be responsible and liable to LICENSEE in the event that any of its Affiliates fails under any such sublicense to honor and comply with all obligations of QUALCOMM (or the Successor) as though said obligations were made expressly applicable to the Affiliate. Except as set forth above, QUALCOMM and the Successor shall have no right to sublicense any of LICENSEE's Intellectual Property. Any sublicense by QUALCOMM or the Successor to an Affiliate of QUALCOMM or the Successor shall terminate immediately if such Affiliate ceases to be an Affiliate of QUALCOMM or the Successor, as the case may be.

      6.3 Covenant Not to Assert. LICENSEE hereby covenants that neither it nor its Affiliates will assert any of LICENSEE's or its Affiliates rights in Technically Necessary IPR against any of QUALCOMM's other Subscriber Unit, CDMA Modem Card or ASIC licensees (the "Authorized Licensees") which (a) use any of LICENSEE's Technically Necessary IPR to make, use and sell Subscriber Units, CDMA Modem Cards and/or Components for Wireless

Applications and (b) have agreed with QUALCOMM to a similar undertaking not to assert claims against LICENSEE and its Affiliates. LICENSEE does not by this
Section 6.3 agree, on behalf of itself or its Affiliates, to waive its rights to assert any of its rights against any Authorized Licensee for using any of LICENSEE's Commercially Necessary IPR. Any Authorized Licensee that has agreed with QUALCOMM to a similar undertaking not to assert claims shall be regarded as a third party beneficiary of this Section 6.3. QUALCOMM will promptly notify LICENSEE of any Authorized Licensees that have agreed to such a similar undertaking.

      6.4 License Of Future Commercially Necessary IPR. Each Party agrees that, to the extent it makes licenses of Future Commercially Necessary IPR generally available to third parties, it will, if requested by the other Party, offer such licenses to the other Party on commercially reasonable terms and conditions.

      6.5 LICENSEE Representation and Warranty. LICENSEE hereby represents and warrants that LICENSEE has the authority on its own behalf and on behalf of LICENSEE's Affiliates to grant the licenses and covenants provided under this
Section 6.

7.    BEST EFFORTS TO MARKET AND SELL.

      LICENSEE shall use its best efforts to market, promote and sell CDMA Modem Cards on a worldwide basis.

8.    MARKING; LABEL.

      8.1 Patent Markings. LICENSEE agrees to affix to the exterior of each CDMA Modem Card and the package containing such CDMA Modem Card a legible notice reading: "Licensed by QUALCOMM Incorporated under one or more of the following Patents," followed by a list of applicable patent numbers taken from the list of QUALCOMM's patents or as may otherwise be instructed by QUALCOMM.

      8.2 Logo. Attached hereto as Exhibit A is the CDMA designated logo (the "Logo"). The Parties agree that QUALCOMM is the owner of the Logo. QUALCOMM claims all common law trademarks in the Logo and has filed, or will file, applications to obtain trademark registration for the Logo. If, for whatever reason, registrations are not granted or use of the Logo is deemed by QUALCOMM to be inadvisable, QUALCOMM shall have the right to either designate a new logo, subject to LICENSEE's approval, which approval shall not be unreasonably withheld, or terminate LICENSEE's right to use the Logo, or continue LICENSEE's right to use the Logo under QUALCOMM's common law rights. Until the Logo is properly registered, LICENSEE shall acknowledge

QUALCOMM's ownership of same by displaying a superscript "TM" to the Logo (e.g., Logo (TM)), or stating that "the Logo is a trademark of QUALCOMM Incorporated.

      8.3   Logo Display. Unless otherwise notified by QUALCOMM as set forth in
Section 8.2 above, LICENSEE shall prominently display the Logo on the exterior of each CDMA Modem Card Sold by it. The exact exterior location and size shall be subject to LICENSEE's reasonable discretion, provided that the Logo shall be readable and shall be permanently affixed. The Logo shall be designed to remain visibly displayed on the exterior of the CDMA Modem Card.

      8.4 Trademark Limitation. LICENSEE does not hereby acquire, and shall not attempt to acquire, by registration, use or otherwise, the Logo, or any confusingly similar mark, or any other trademark, service mark or trade name of or used by QUALCOMM, or any confusingly similar mark.

9.    QUALITY CONTROL.

      9.1 General Quality of CDMA Modem Cards. Throughout the term of this Agreement, LICENSEE shall maintain, for the CDMA Modem Cards manufactured or Sold by it, at least the same manufacturing, servicing and quality standards currently utilized by LICENSEE in connection with its analog subscriber units, modem cards or other comparable products.

      9.2 Standards Compliance Testing. LICENSEE represents and warrants that the CDMA Modem Cards and Components that it makes or has made will adhere with and conform to, in all respects, the specifications contained in the CAI and that LICENSEE shall comply with the rules, regulations or other requirements set by such authorized standards body. LICENSEE shall, at QUALCOMM's reasonable written request, permit QUALCOMM or entities designated by QUALCOMM and accepted by LICENSEE, which acceptance shall not be unreasonably withheld or delayed, to perform tests of LICENSEE's CDMA Modem Cards to ensure compliance and conformity with the CAI. If such tests indicate material noncompliance or nonconformity therewith, such tests shall be at LICENSEE's cost and LICENSEE shall reimburse QUALCOMM for any such reasonable tests performed by QUALCOMM at QUALCOMM's then standard rates for such services; provided that the total fees for each such test performed shall not exceed $10,000 for each test. Nonconforming CDMA Modem Cards, if any, shall not be sold or marketed by LICENSEE until the nonconformity is corrected.

10.   INFORMATION.

      10.1 Restrictions on Disclosure and Use. All documentation and technical and business information and intellectual property in whatever form recorded that a Party does not wish to disclose without restriction ("Information") shall remain the property of the furnishing Party and may be used by the receiving Party only as follows. Such Information (a) shall not be reproduced or copied, in whole or part, except for use as expressly authorized in this Agreement; and (b) shall, together with any full or partial copies thereof, be returned or destroyed when no longer needed or upon any termination of this Agreement, and (c) shall be disclosed only to employees or agents of a Party with a need to know. Moreover, such Information shall be used by the receiving Party only for the purpose of performing under this Agreement or in the exercise of its rights it may receive under the provisions of this Agreement. Unless the furnishing Party consents in this Agreement or otherwise in writing, such Information shall be held in strict confidence by the receiving Party. The receiving Party may disclose such Information to other persons, upon the furnishing Party's prior written authorization, but solely to perform acts which this clause expressly authorizes the receiving Party to perform itself and further provided such other person agrees in writing (a copy of which writing will be provided to the furnishing Party at its request) to the same conditions respecting use of Information contained in this clause and to any other reasonable conditions requested by the furnishing Party. These restrictions on the use or disclosure of Information shall not apply to any Information: (i) which can be proven to be or have been independently developed by the receiving Party or lawfully received free of restriction from another source having the right to so furnish such Information; or (ii) after it has become generally known to the public without breach of this Agreement by the receiving Party; or
(iii) which at the time of disclosure to the receiving Party was known to such Party free of restriction and clearly evidenced by documentation in such Party's possession; or (iv) which the disclosing Party agrees in writing is free of such restrictions; or (v) which is the subject of a subpoena or other legal or administrative demand for disclosure or is disclosed in response to a valid order of a court or other governmental body, but only to the extent of and for the purposes of such demand or order; provided, however, that such receiving Party shall first notify the furnishing Party in writing of the demand or order and permit and cooperate with the furnishing party in seeking an appropriate protective order (or an equivalent mechanism for protecting such Information in the relevant jurisdictions).

      10.2 Scope of Information. Information is subject to this Section 10 whether delivered orally or in tangible form and without regard to whether it has been identified or marked as confidential or otherwise subject to this
Section 10. Each Party agrees to use its best efforts to mark or otherwise identify proprietary all Information they desire to be subject to the terms of this clause before furnishing it to the other Party. And, upon request, a Party shall promptly identify whether specified information must be held by the requesting Party subject to this clause.

      10.3 Furnishing Information to Third Parties. Nothing herein shall be deemed to bar disclosure of Information by a receiving Party to third parties, with written consent of the furnishing Party, if such disclosure is reasonably necessary for enjoyment of the disclosing Party's rights to use Intellectual Property Rights licensed under this Agreement, and provided that each such third party agrees in writing to protect the Information under terms and conditions comparable, in all material respects, to the terms contained in this Section 10 and Section 18 with respect to survivability.

11. DISCLAIMER/LIMITATION OF LIABILITY.

      11.1 EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, QUALCOMM MAKES NO WARRANTIES IN THIS AGREEMENT AS TO PRODUCTS, TECHNOLOGY, MATERIALS, SERVICES, INFORMATION OR OTHER ITEMS IT FURNISHES TO LICENSEE, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, OR THAT SUCH ITEMS ARE FREE FROM THE RIGHTFUL CLAIM OF ANY THIRD PARTY, BY WAY OF INFRINGEMENT OR THE LIKE.

QUALCOMM SHALL NOT BE LIABLE TO LICENSEE FOR ANY INCIDENTAL, CONSEQUENTIAL OR ANY OTHER INDIRECT LOSS OR DAMAGE ARISING OUT OF THIS AGREEMENT OR ANY RESULTING OBLIGATION OR THE USE OF ANY INTELLECTUAL PROPERTY RECEIVED HEREUNDER, WHETHER IN AN ACTION FOR OR ARISING OUT OF BREACH OF CONTRACT, FOR TORT, OR ANY OTHER CAUSE OF ACTION. LICENSEE SHALL BE PERMITTED TO ENJOIN THE UNAUTHORIZED USE BY QUALCOMM OF ANY OF LICENSEE'S INFORMATION.

      11.2 Negation of Representation and Warranties. Except as expressly provided herein, nothing contained in this Agreement shall be construed as (a) requiring the filing of any patent application, the securing of any patent or the maintaining of any patent in force; (b) a warranty or representation by either Party as to the validity or scope of any patent, copyright or other intellectual property right; (c) a warranty or representation that any manufacture, sale, lease, use or importation will be free from infringement of patents, copyrights or other intellectual property rights of others, and it shall be the sole responsibility of LICENSEE to make such determination as is necessary with respect to the acquisition of licenses under patents and other intellectual property of third parties; (d) an agreement to bring or prosecute actions or suits against third parties for infringement; (e) an obligation to furnish any manufacturing assistance; or (f) conferring any right to use, in advertising, publicity or otherwise, any name, trade name or trademark, or any contraction, abbreviation or simulation thereof (other than as set forth in Section 8).

12. INDEMNITY FOR DAMAGE TO PERSONS, PROPERTY OR BUSINESS.

      12.1 Indemnification by LICENSEE. LICENSEE shall indemnify, defend and hold QUALCOMM harmless from, any and all claims, judgments, liabilities, costs and expenses (including attorneys' fees) arising out of or related, directly or indirectly, to any injury, loss or damage to persons, property or business arising from, relating to, or in any way connected with, any CDMA Modem Cards or Components which LICENSEE or its Affiliates manufactures or has manufactured and sells to a third party or an Affiliate. LICENSEE agrees to indemnify and hold harmless QUALCOMM against all liability or responsibility to LICENSEE or to others for any failure in production, design, operation or otherwise of products manufactured by or on behalf of LICENSEE and Sold to third parties.

      12.2 Indemnification by QUALCOMM. QUALCOMM shall indemnify, defend and hold LICENSEE harmless from, any and all claims, judgments, liabilities, costs and expenses (including attorneys' fees) arising out of or related, directly or indirectly, to any injury, loss or damage to persons, property or business arising from, relating to, or in any way connected with, any Subscriber Units, CDMA Modem Cards or Components which QUALCOMM manufactures or has manufactured and sells to a third party or an Affiliate. QUALCOMM agrees to indemnify and hold harmless LICENSEE against all liability or responsibility to QUALCOMM or to others for any failure in production, design, operation or otherwise of products manufactured by or on behalf of QUALCOMM and Sold to third parties.

      12.3 Notice, Defense and Cooperation. The party seeking indemnification under Section 12.1 or 12.2 above shall provide the indemnifying party with prompt notice of any claim within such provisions, shall give the indemnifying party the full right to defend any such claim and shall cooperate fully in such defense.

13. TERMINATION.

      13.1 Termination For Cause by QUALCOMM. QUALCOMM may terminate this Agreement, by written notice to LICENSEE, if LICENSEE shall at any time default in the payment hereunder or the making of any report hereunder, or shall commit any material breach of any covenant, representation, warranty or agreement herein contained, or shall make any false report to QUALCOMM; provided, however, that in the case of any such breach which is capable of being cured, QUALCOMM shall not have a right to terminate this Agreement for cause unless and until LICENSEE shall have failed to remedy any such default, breach or report within thirty (30) days after written notice thereof by QUALCOMM. LICENSEE shall be able to effectuate such cure with respect to a default in the making of any report or payment of any amounts due hereunder no more than three times during the term of this Agreement. Upon termination of this Agreement for cause, LICENSEE shall duly account to QUALCOMM for all royalties and other payments within ten days of such termination.

      13.2 Termination For Cause by LICENSEE. LICENSEE may terminate this Agreement, by written notice to QUALCOMM, if QUALCOMM shall commit any material breach of any material covenant, representation, warranty or agreement herein contained; provided, however, that in the case of any such breach which is capable of being cured, LICENSEE shall not have a right to terminate this Agreement for cause unless and until QUALCOMM shall have failed to remedy any such material breach within thirty (30) days after receipt by QUALCOMM of written notice thereof by LICENSEE.

      13.3 Bankruptcy, Dissolution or Liquidation. A Party shall provide written notice (the "Notice") to the other Party immediately upon the occurrence of any of the following events (the "Events"): (a) insolvency, bankruptcy or liquidation or filing of any application therefor, or other commitment of an affirmative act of insolvency; (b) attachment, execution or seizure of substantially all of the assets or filing of any application therefore; (c) assignment or transfer of that portion of the business to which this Agreement pertains to a trustee for the benefit of creditors; (d) disposition, by sale or assignment of all of its rights, of that portion of the business or the material assets to which this Agreement pertains or of the majority of the equity or voting stock of LICENSEE in violation of Section 15 of this Agreement; or (e) termination of its business or dissolution. Either Party shall also have the right to terminate this Agreement with immediate effect by giving written notice of termination to the other Party at any time upon or before the later of (i) sixty (60) days after the occurrence of any of the Events with respect to such other Party (unless such event ceases within such period), or (ii) sixty (60) days after receipt of the Notice (unless such event ceases within such period).

      13.4 Termination in the Event of Litigation. QUALCOMM at its option may terminate the license from QUALCOMM to LICENSEE in the event that LICENSEE initiates any litigation against QUALCOMM or its Affiliates which includes any claim for intellectual property infringement and LICENSEE does not prevail on all such intellectual property infringement claims.

      13.5 Rights Upon Termination. Upon any termination of this Agreement all licenses granted by QUALCOMM hereunder shall also terminate and LICENSEE shall immediately cease using any of QUALCOMM's Intellectual Property and return or destroy all information and documentation furnished by QUALCOMM to LICENSEE. The licenses granted by LICENSEE hereunder shall survive the termination of this Agreement and remain in full force and effect thereafter until all of LICENSEE's Intellectual Property has expired; except that, upon termination of this Agreement by LICENSEE for cause, all licenses granted by LICENSEE hereunder shall also terminate and QUALCOMM shall immediately cease using any of LICENSEE's Intellectual Property. Any termination or expiration of this Agreement under this Section 13 shall not relieve LICENSEE from its obligation under Section 14 hereof to make a report or from its liability for payment of royalties on CDMA Modem Cards Sold on or prior to the date of such termination and shall not prejudice the right to recover the full amount of the Up-Front License Fee and any royalties or other sums due or accrued at the time of such termination and shall not prejudice any cause of action or claim accrued or to accrue on account of any breach or default. Furthermore, any termination of this Agreement under this Section shall not prejudice the right of QUALCOMM to conduct a final audit of the records of LICENSEE in accordance with the provisions of Section 14 hereof. No termination hereunder shall limit the rights of LICENSEE to sell those CDMA Modem Cards in inventory or in process at the time of termination, subject to payment of the royalty applicable to the sale of such CDMA Modem Cards and continued compliance with the other provisions of this Agreement.

14. RECORDS AND AUDITS.

      14.1 Records. LICENSEE shall keep accurate and complete books and records concerning any CDMA Modem Cards it may sell under this Agreement. As applicable, such books and records shall include the date of transaction involving sales of CDMA Modem Cards, including the number of items Sold. LICENSEE shall require in its agreements with sublicensees that each sublicensee agree to record keeping and audits substantially the same as described in this Section 14. LICENSEE hereby agrees to conduct periodic audits of its sublicensees as requested by QUALCOMM. The results of such audits (together with all supporting information) shall be included in the records described herein and subject to audit by QUALCOMM as provided in this Section. QUALCOMM shall be an intended third party beneficiary of LICENSEE's rights of audit with respect to its sublicensees, with all proper authority to enforce such rights directly against any such sublicensee. LICENSEE's agreements with its sublicensees shall expressly state these third party beneficiary rights. LICENSEE shall furnish QUALCOMM within thirty (30) days after the end of each calendar quarter a certificate, in the form attached hereto as Exhibit B, signed by a responsible official of LICENSEE showing the transactions and corresponding amounts during said calendar quarter and any other information as may be reasonably requested by QUALCOMM.

      14.2 Audits. QUALCOMM may, no more than once each calendar year, conduct (itself and/or through its agent) an audit on reasonable notice of LICENSEE's applicable books and records to confirm that LICENSEE has not underpaid the royalties due to QUALCOMM in fulfilling LICENSEE's obligations under the terms and conditions set forth in Section 5.2 above. QUALCOMM's written notice to LICENSEE of QUALCOMM's intention to audit LICENSEE's books and records shall include a proposed commencement date for such audit, such proposed commencement date to be no earlier than thirty (30) days after the date of such notice. LICENSEE agrees to allow the audit to commence no later than thirty (30) days after QUALCOMM's proposed audit commencement date. LICENSEE further agrees to have assembled in a single location the necessary books and records for such audit to be carried out and shall make available such personnel as are reasonably necessary to interpret and explain such books and records. The cost of such audit shall be borne by QUALCOMM, other than LICENSEE's cost of providing its books, records and personnel, unless such audit determines that the LICENSEE has underpaid the royalties due hereunder by the lesser of (a) more than five percent (5%) or (b) one hundred thousand dollars (US$100,000); in which case, LICENSEE shall, in addition to paying the deficiency plus late payment charges, pay the cost of such audit. LICENSEE shall preserve and maintain all such books and records required for audit for a period of five (5) years after the calendar quarter for which the books and records apply.

15. ASSIGNMENT.

      Except as provided in this clause, LICENSEE shall not assign this Agreement or any right or interest under this Agreement, nor delegate any work or obligation to be performed under this Agreement (an "assignment"), without QUALCOMM's prior written consent, which consent shall be at QUALCOMM's sole discretion. Any attempted assignment in contravention of this Section 15 shall be void and ineffective. For purposes of this Agreement, an "assignment" by LICENSEE under this Section shall be deemed to include, without limitation, the following: (a) a change in the beneficial ownership of LICENSEE of greater than fifty percent (50%) (whether in a single transaction or a series of related transactions) if LICENSEE is a partnership, trust, limited liability company or other like entity; (b) the acquisition of more than fifty percent (50%) of any class of LICENSEE's voting stock (or any class of non-voting security convertible into voting stock) by a third party (whether in a single transaction or series of related transactions) resulting in an effective change of control of LICENSEE; or (c) the sale of more than fifty percent (50%) of LICENSEE's assets (whether in a single transaction or series of related transactions).

16. COMPLIANCE WITH U.S. REGULATIONS.

      Nothing contained in this Agreement shall require or permit LICENSEE or QUALCOMM to do any act inconsistent with the requirements of (a) the regulations of the United States Department of Commerce, or (b) the foreign assets controls or foreign transactions controls regulations of the United States Treasury Department, or (c) of any similar United States law, regulation or executive order as the same may be in effect from time to time. To enable QUALCOMM to export QUALCOMM's Intellectual Property or technical data to LICENSEE in compliance with the requirements of the Export Administration Regulations (EAR), LICENSEE hereby gives its assurance to QUALCOMM that LICENSEE will not re-export or otherwise disclose, directly or indirectly, any of QUALCOMM's Intellectual Property or "technical data" received from QUALCOMM, nor allow the direct product thereof to be shipped directly or indirectly to any of the following countries; unless permitted by U.S. law in effect at the time of such export:

           Albania                  Libya
           Afghanistan              Lithuania
           Angola
           Armenia                  Macau
           Azerbaijan               Moldova
           Belarus                  Mongolia
           Bulgaria                 North Korea
           Cambodia                 People's Republic Of China
           Cuba                     Romania
           Estonia                  Russia
           Georgia                  Sudan
           Iran                     Syria
           Iraq                     Tajikistan
           Kazakhstan               Turkmenistan
           Kyrgystan                Ukraine
           Laos                     Uzbekistan
           Latvia                   Vietnam

LICENSEE agrees that no products, proprietary data, know-how, software, or other information received from QUALCOMM will be directly employed in missile technology, sensitive nuclear, or chemical biological weapons end uses or by such end users. The foregoing obligations are U.S. legal requirements, and therefore, such obligations shall survive any termination of this Agreement.

17. PUBLICITY.

      Each Party shall submit to the other proposed copy of all advertising wherein the name, trademark, code, specification or service mark of the other Party is mentioned; and neither Party shall publish or use such advertising without the other's prior written approval. Such approval shall be granted or withheld as promptly as possible (usually within ten (10) days), and may be withheld only for good cause.

18. SURVIVAL OF OBLIGATIONS.

      The Parties' rights and obligations which, by their nature, would continue beyond the termination, cancellation, or expiration of this Agreement, including but not limited to those rights and obligations of the parties set forth in
Section 10 entitled "INFORMATION," shall survive such termination, cancellation, or expiration.

19. SEVERABILITY.

      If any provision in this Agreement shall be held to be invalid or unenforceable, the remaining portions shall remain in effect. In the event such invalid or unenforceable provision is considered an essential element of this Agreement, the Parties shall promptly negotiate a replacement provision.

20. NON-WAIVER.

      No waiver of the terms and conditions of this Agreement, or the failure of either Party strictly to enforce any such term or condition on one or more occasions shall be construed as a waiver of the same or of any other term or condition of this Agreement on any other occasion.

21. NOTICES.

      All notices, requests, demands, consents, agreements and other communications required or permitted to be given under this Agreement shall be in writing and shall be mailed to the Party to whom notice is to be given, by facsimile, and confirmed by first class mail, postage prepaid, and properly addressed as follow (in which case such notice shall be deemed to have been duly given on the day the notice is first received by the Party):

QUALCOMM Incorporated                          Techfaith Wireless Communication
5775 Morehouse Drive                           Technology Limited
San Diego, CA 92121-1714                       5/F M7 East
                                               No. 1 Jiu Xian Qiao Dong Road
                                               Chao Yang District,
                                               Beijing, China, P.C #100016

Facsimile No.: (858) 658-2500                  Facsimile No.: (8610) 8457 4122
Telephone No.: (858) 587-1121                  Telephone No.: (8610) 6433 5588
Attn: President                                Attn: Dong Defu, Chairman

      with a copy to:                                            General Counsel

      The above addresses can be changed by providing notice to the other Party in accordance with this Section.

22. PUBLICATION OF AGREEMENT.

      Except as may otherwise be required by law or as reasonably necessary for performance hereunder, each Party shall keep this Agreement and its provisions confidential, and shall not disclose this Agreement or its provisions without first obtaining the written consent of the other Party, which consent shall not be unreasonably withheld. The confidentiality obligations hereunder do not apply to the existence of this Agreement or the fact that QUALCOMM and LICENSEE have executed this Agreement, but do apply to the terms and conditions of this Agreement. Any press release or other announcement by either Party concerning the entering into of this Agreement shall be subject to the prior written approval of other Party, which approval shall not be unreasonably withheld. In case a press release or other public announcement to the effect of the Parties' entering into of this Agreement is issued by either Party pursuant to the preceding sentence, (i) QUALCOMM may thereafter make a press release or other public announcement to the effect that LICENSEE is one of QUALCOMM's licensees for CDMA Modem Cards without prior written approval of LICENSEE and (ii) LICENSEE may thereafter make a press release or other public announcement to the effect that LICENSEE is licensed by QUALCOMM for CDMA Modem Cards without prior written approval of QUALCOMM. Notwithstanding anything to the contrary herein, QUALCOMM may identify LICENSEE on its public web site and other public documents as a QUALCOMM CDMA Modem Card Licensee or authorized supplier.

23. APPLICABLE LAW; VENUE.

      This Agreement is made and entered into in the State of California and shall be governed by and construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any dispute, claim or controversy arising out of or relating to this Agreement, or the breach or validity hereof, except for those disputes expressly addressed in
Section 24 hereof, shall be adjudicated only by a court of competent jurisdiction in the county of San Diego, State of California.

24. DISPUTES RELATING TO FOREIGN PATENTS.

      Any controversy, claim or dispute (separately or collectively, the "Dispute") as to whether a product manufactured and/or sold by LICENSEE outside the United States would, but for the license granted hereunder, infringe any foreign patent of QUALCOMM licensed hereunder and therefore is subject to royalties hereunder, shall be resolved in accordance with the procedures specified in this Section 24 which shall be the sole and exclusive procedures for the resolution of any such Dispute.

      The Parties will attempt in good faith to resolve promptly any Dispute by negotiations between senior executives of the Parties who have the authority to settle the Dispute. If the Dispute is not resolved within thirty (30) days of a party's written request for negotiation, either party may initiate arbitration as hereinafter provided.

      A Party desiring to commence arbitration shall provide written notice to the other Party setting forth the Dispute(s) to be arbitrated. Within ten (10) days of receipt of such written notice, the Parties will attempt in good faith to reach agreement on an impartial arbitrator having as nearly as practicable the following qualifications in order of importance: (1) at least ten years experience in patent litigation, including substantial participation in at least two patent trials, and/or ten years experience in patent prosecution in the telecommunications field and/or at least three years experience as a Federal Court of Appeals or District Court Judge, (2) expertise in the field of digital spread spectrum communications as applied to the telecommunications industry, and (3) some familiarity with the patent laws of the country or countries at issue in the Dispute. In the event the Parties are unable to agree upon an arbitrator within thirty (30) days of the above written notice, the arbitrator shall be selected by Judicial Arbitration and Mediation Service/Endispute, Inc. (or some similar company if the Judicial Arbitration and Mediation Service/Endispute, Inc. is not available). The selected arbitrator shall be impartial and shall have, as nearly as practicable, the qualifications set forth above. The Parties will share equally the fees and expenses of the arbitrator.

      The arbitration hearing shall commence in San Diego within 60 days of the appointment of the arbitrator. The Parties shall be entitled to conduct discovery prior to the arbitration hearing in accordance with the Federal Rules of Civil Procedure, subject to any limitations ordered by the arbitrator.

      The arbitration hearing shall be conducted in accordance with the Federal Rules of Civil Procedure and the Federal Rules of Evidence or such other procedures and rules set by the arbitrator. The arbitrator shall be authorized and empowered only to rule as to whether products manufactured and/or Sold by LICENSEE in a foreign country or countries would, but for the license granted hereunder, infringe any claim of the applicable foreign patent(s) of QUALCOMM, and if so, the amount of the royalties owed by LICENSEE as to such product(s) under Section 5.2 of this Agreement. The arbitrator shall award attorneys' fees and costs to the prevailing Party. The arbitrator shall have no authority to determine whether or not any product(s) of LICENSEE imported into or manufactured and/or Sold in the United States is subject to the payment of royalties under this Agreement or to determine any other issue except those expressly set forth above. The arbitrator shall have no authority to make any finding or award as to the validity or enforceability of any patent.

  Where noted, certain information has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

      The final award of the arbitrator shall be rendered in writing and signed by the arbitrator. The final award shall be entered within thirty (30) days of the commencement of the arbitration hearing. Each Party agrees to abide by the arbitration award, and to the enforcement of the arbitration award in the United States. Each Party further agrees that judgment may be entered upon the award in any court of competent jurisdiction in the United States.

25. LATE CHARGE.

      Each Party may charge the other a late charge, with respect to any amounts that the other owes hereunder and fails to pay on or before the due date, in an amount equal to the lesser of CONFIDENTIAL TREATMENT. The Parties agree that such late charges are administrative in nature and are intended to defray each Party's costs in processing and handling late payments.

26. ATTORNEYS' FEES.

      In the event of any proceeding to enforce the provisions of this Agreement, the prevailing Party (as determined by the court) shall be entitled to reasonable attorneys' fees as fixed by the court.

27. ENTIRE AGREEMENT.

      The terms and conditions contained in this Agreement supersede all prior and contemporaneous oral or written understandings between the Parties with respect to the subject matter thereof and constitute the entire agreement of the Parties with respect to such subject matter. Such terms and conditions shall not be modified or amended except by a writing signed by authorized representatives of both Parties.

28. INDEPENDENT CONTRACTORS.

      The relationship between QUALCOMM and LICENSEE is that of independent contractors. QUALCOMM and LICENSEE are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no other relationship other than independent contracting parties.

29. U.S. DOLLARS.

      All payments to be made hereunder shall be made in dollars of the United States of America by wire-transfer and at a bank to be designated by the payee.

                                                                         EXHIBIT

30. FORCE MAJEURE

      Neither Party shall be in default or liable for any loss or damage resulting from delays in performance or from failure to perform or comply with terms of this Agreement (other than the obligation to make payments, which shall not be affected by this provision) due to any causes beyond its reasonable control, which causes include but are not limited to Acts of God or the public enemy; riots and insurrections; war; fire; strikes and other labor difficulties (whether or not the Party is in a position to concede to such demands); embargoes; judicial action; lack of or inability to obtain export permits or approvals, necessary labor, materials, energy, components or machinery; and acts of civil or military authorities.

      IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date. This Agreement may be signed in counterpart.

QUALCOMM Incorporated                           Techfaith Wireless Communication
                                                Technology Limited

BY: /s/ Greg R. Cobb                            BY: /s/ Dong Defu
    ----------------                              -------------------------
    GREG R. COBB
                                                TITLE: Director
TITLE: VP/ASST. GM

                                    EXHIBIT A

For Second Generation Products (IS-95A/B)

                                     CDMA BY
                                    QUALCOMM

For Third Generation CDMA Products (Cdma2000 1xRTT, IxEV, 3x)

                                   QUALCOMM(R)
                                     3G CDMA

                                    EXHIBIT B

                              Royalty Certificate

                          (To Be Supplied by QUALCOMM)